UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 17, 2011
AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Minnesota

(State or Other Jurisdiction of Incorporation)

000-32369	58-2016606

(Commission File Number)	(IRS Employer Identification No.)

5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia	30342

(Address of Principal Executive Offices)	(Zip Code)
(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-99.1

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 17, 2011, Andrew Skehan, age 50, joined AFC Enterprises, Inc. (the “Company”) as its Chief Operating Officer—International. Prior to joining the Company, Mr. Skehan served as Senior Vice President and Chief Operating Officer, International for Wendy’s/Arby’s Group, Inc. since 2009. From 2007 to 2008, Mr. Skehan was President, Europe, Africa and Middle East for Quiznos Restaurants LLC. From 1999 to 2006, Mr. Skehan served as Executive Vice President & Chief Operating Officer of Churchill Downs Incorporated.
     In connection with Mr. Skehan’s hiring, the Company and Mr. Skehan entered into an employment agreement effective as of August 17, 2011. The employment agreement provides for (i) a base salary of $340,000, subject to annual review by the Company’s People Services (Compensation) Committee, (ii) an annual incentive bonus opportunity for 2011 of 60% of his base salary ($204,000), prorated for Mr. Skehan’s partial year of service in 2011, based on the Company’s achievement of certain performance targets, (iii) a one-time guaranteed bonus payment of $85,000, (iv) a one-time grant of 10,000 shares of restricted stock, which will vest on the first anniversary of Mr. Skehan’s start date, provided he is still employed by the Company on such date, (v) fringe benefits similar to those provided to other executive officers of the Company and (vi) participation in Company-sponsored benefit plans. The employment agreement has a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and is automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or Mr. Skehan not to renew.
     In the event of a termination without cause or as a result of his resignation due to a constructive discharge, Mr. Skehan will be entitled to receive an amount equal to his annual base salary and target incentive bonus for the year in which the termination occurs and the acceleration of any unvested restricted stock, stock options or other equity incentive awards (other than stock options for which the performance criteria required for exercise has not been previously satisfied).
     If there is a change in control (as defined in the employment agreement) and within one year of the change in control, Mr. Skehan’s employment is terminated without cause, or there is a material diminution of or change in Mr. Skehan’s responsibilities or duties, Mr. Skehan may terminate his employment and receive the same severance he would have received upon a termination without cause. The employment agreement also contains covenants regarding confidentiality and non-competition and dispute resolution clauses.
     This description of the employment agreement is subject to and qualified in its entirety by reference to the employment agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The press release announcing Mr. Skehan’s hiring is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Employment Agreement by and between the Company and Andrew Skehan, dated August 17, 2011.

99.1	Press Release dated August 17, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.
Date: August 19, 2011	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary